Exhibit 5.2

[COMMERCIAL LAW GROUP, P.C. LETTERHEAD]

May 19, 2008

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation; May, 2008

Contingent Convertible Notes Shelf Registration

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time, pursuant to Rule 415 of the Securities Act, of (i) an indeterminate principal amount of convertible senior notes of the Company (“Convertible Senior Notes”), in one or more series, (ii) the common stock, par value $.01 per share, of the Company (“Common Stock”) issuable upon the conversion thereof and (iii) the guarantees (the “Guarantees”) of the Company’s obligations under the Convertible Senior Notes by one or more subsidiaries of the Company identified in the Registration Statement (the “Subsidiary Guarantors”). The Convertible Senior Notes, Common Stock and Guarantees are referred to herein collectively as the “Securities”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Restated Certificate of Incorporation, as amended (together with the related Certificates of Designation), and Bylaws of the Company, and (b) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the Securities will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when (a) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and terms of the offering of the Convertible Senior Notes and the Common Stock and related matters, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered upon conversion, exchange or exercise of Convertible Senior Notes in accordance with the terms of such series of Convertible Senior Notes providing for the conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, such shares of Common Stock will be legally issued, fully paid and non-assessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the prospectus forming part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

By:	/s/ COMMERCIAL LAW GROUP, P.C.
Commercial Law Group, P.C.